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                                                                EXHIBIT 11.01

                              EDIFY CORPORATION
                   STATEMENT OF NET INCOME (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                           ----------------------
                                                                               1997        1996
                                                                           ----------    --------
         Net income (loss)..............................................    $   595      $  (567)
                                                                            =======      =======
         Computations of weighted average common and dilutive
            Common equivalent shares outstanding (1):

            Weighted average common shares outstanding..................     16,244        2,740
            Shares relating to SAB No. 64 and 83........................         --        1,852
            Common equivalent shares from stock options.................      1,698        9,019
                                                                            -------      -------
         Shares used in computing net income (loss) per share amounts...
                                                                             17,942       13,611
                                                                            =======      =======
         Net income (loss) per share....................................     $0.03       $ (0.04)
                                                                             =====       =======
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       (1)  Includes convertible preferred stock (if converted method).